EXHIBIT 99.1

Operator: Good day, ladies and gentlemen, and welcome to the second-quarter fiscal 2008 K12 Incorporated earnings conference call. My name is Akia and I will be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session toward the end of the conference. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Mr. Keith Haas, Vice President Financial Planning and Analysis and Investor Relations. Please proceed, sir.

Keith Haas: Thank you, Akia, and good morning, everyone, and welcome to the K12 second-quarter 2008 earnings conference call. Before we begin, the Company would like to remind you that statements made during this conference call that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call.

K12 does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this call. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q filing and related Company documents filed with the Securities and Exchange Commission. All filings are available at the investor relations section of our website, www.K12.com.

In addition to disclosing results in accordance with Generally Accepted Accounting Principles in the U.S., or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely-comparable GAAP information and certain other information relating to this non-GAAP information was included in our earnings release yesterday and is also posted on our investor relations website at www.K12.com.

This call is open to the public and is being webcast simultaneously on the investor relations section of our website and will be available for replay there for 60 days.

With me on today’s call are Ron Packard, founder and Chief Executive Officer, and John Baule, Chief Operating Officer and Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have. I would now like to turn the call over to Ron Packard.

Ron Packard: Good morning, everyone, and welcome to K12’s first earnings call. Since it’s only been two months after our IPO, I would like to begin by thanking many of you on the call for investing in K12 and for providing us with the resources to expand our high-quality academic program to students across the United States and the world. We take the faith you have showed in us very seriously, and we will continue to work extremely hard and do everything possible to justify that faith by continuing to build a great Company.

For those of you new to K12, I would like to take just a few minutes to give you an overview of the Company and the markets we serve. For those already familiar, please bear with me.

K12 was founded with a simple vision — that the development of the Internet made it possible to deliver a world-class education to any child, anywhere, any time. The need for a quality education has never been greater, especially in a competitive global economy. Today’s students require a greater access to 21st-century learning to prepare them for 21st-century challenges.

That is why technology-based instruction and online learning have been growing so rapidly. K12 is positioned to meet this growing demand. Our seven years of investments in creating high-quality curricula and school services, combined with our results-oriented culture, have made us the market leader in online K-12 education and should enable us to maintain this position going forward.

We plan to continue our mission to provide any child the curriculum and the tools to maximize success in life, regardless of geographic, financial, or demographic circumstance.

Since our inception, we have invested more than $100 million to build our products and services. Our proprietary curriculum now exceeds 11,000 lessons in grades K-12. These rigorous, research-based lessons include both interactive online features along with engaging off-line materials.

We have also built a full suite of technology and systems to deliver and administer our curriculum. Our patented learning system provides access to our online lessons as well as planning, scheduling, and communication tools for teachers, parents, and students.

We have also developed a complete administration system to support the school management and reporting requirements for online public schools in 17 states.

Today, K12 serves more than 40,000 full-time students in virtual public schools across the U.S. We also have thousands of consumers who purchase individual K12 courses to supplement their child’s education. We continue to pilot our curriculum in traditional schools and in blended schools, where students combine online learning with part-time classroom instruction.

K12 has achieved high levels of customer satisfaction. Our latest survey found that 97% of our customers rated their experience with K12 as satisfied or highly satisfied. Most importantly, the data suggest improved academic achievement. Generally, the longer a student stays with the program, the better they do.

This combination of high customer satisfaction and academic performance has allowed K12 to grow rapidly over the past seven years, and we believe this bodes well for the future.

Now, let’s turn to our exciting second-quarter results. I am proud to announce that K12’s performance remains strong, with second-quarter revenues of $54.4 million, a 68% increase over the same quarter of 2007, and second-quarter EBITDA of $6.3 million, which represents an increase of more than 100% when compared to the second quarter of 2007.

Our strong revenue growth was driven primarily by a large increase in enrollment. We believe our high-quality offering, tremendous customer enthusiasm, and increased awareness of the K12 brand drove this performance and helps to differentiate our offering from other online providers.

We also believe customers are becoming increasingly aware of the benefits of virtual education and of schools using the K12 system in particular. As customers become more knowledgeable with respect to the various options, we believe it benefits K12.

During the second quarter, we completed the previously-disclosed acquisition of Power-Glide. This acquisition allows us to offer proprietary foreign language classes to students in grades K through 12. Prior to the acquisition, K12 was a large customer of Power-Glide. We intend to improve these courses, expand the overall course library, and increase the number of foreign language electives.

While we will offer these courses to the virtual schools we manage, we will also sell them to consumers, school districts, and other virtual schools.

In addition to Power-Glide, we also procured in the second quarter a perpetual license for 34 different high school courses. We paid a one-time fee for unlimited use of these courses and acquired the right to modify and improve them. This will allow us to make the courses consistent with K12’s platform requirements, pedagogical approach, and interactivity.

This licensing deal, when combined with our own internal course development and the acquisition of Power-Glide, means that over 90% of K12’s high school course enrollment will utilize K12-owned courses in the 2008-2009 school year. These additions, along with achieving scale in high school, will improve our efficiency and effectiveness.

Many of you may be wondering about the status of the Wisconsin case, where an appeals court essentially struck down the ability of charter schools to offer statewide virtual education. While we have petitioned the Wisconsin Supreme Court to review the case, we have not yet heard whether the Supreme Court will do so. In the meantime, the State Legislature has taken up this issue. We don’t speculate on the outcome of pending legislation; but I encourage anyone who is interested to read the media coverage, which has been extensive.

Next, I am pleased to announce the opening of our first international school in Dubai. The school has already hired an administration and teachers and has enrolled its first students. We’re encouraged by the response to date, and we look forward to expanding our technology-based learning system to other countries, so that K12 can fulfill its founding mission of making its world-class education available to every child.

With regard to opening new states, this process is ongoing. Until a new state public school actually opens, it is our policy not to comment on any specific state. What I can say today is that the prospects at this time look similar to previous years. But again, there can be no guarantees.

While we hope that new virtual public schools will open in additional states, that is not the only channel for K12’s continued rapid growth.

With that, I will turn it over to John Baule, K12’s COO and CFO, to walk you through the second-quarter financial results.

John Baule: Thanks, Ron. As Ron mentioned, the second quarter of fiscal 2008 was a strong one for K12. Now I would like to provide you with a bit more color on the financial statements and then provide some guidance on the Company’s full-year outlook.

Starting with the P&L, second-quarter revenues for our fiscal year ‘08 were $54.4 million, an increase of approximately 68% over the second quarter of fiscal ‘07. Driving this was strong growth in enrollments over the previous year. Average enrollments for the quarter were 40,675, an increase of approximately 51% compared with last year.

Enrollment growth from schools in states where we have operated for more than one year, same state growth if you will, was 40%. As we had indicated previously, because our enrollments are for the full school year, once we know our enrollments for the first quarter we have high visibility into our enrollment levels for the full year.

One of the drivers of revenue growth compared with enrollment growth was an increase in the mix of enrollments in K12-managed schools, where we provide our full turnkey operations, compared with non-managed schools, where we provide our curriculum and limited services. Enrollments in managed schools generate higher revenue because of the more significant service components. The percentage of enrollments associated with managed schools climbed from 76% in the prior-year quarter to 82% in the second quarter of 2008.

From a profitability perspective, we were able to expand operating margins by 80 basis points with greater leverage in SG&A and product development more than offsetting an anticipated increase in instructional costs as a percentage of revenue. Several factors contributed to the margin expansion.

First, instructional costs and services increased as a percentage of revenues by 310 basis points, as compared with the second quarter of 2007. The increase in costs relative to revenues is primarily due to two factors.

One, as I mentioned earlier, the increase in the mix of enrollments associated with managed schools increased. These enrollments not only generate more revenue but also generate higher costs as a percentage of revenue. In addition, we are still in the process of scaling up our high school operations by investing in the human and technological infrastructure required to support a growing population of high school students.

Offsetting this, selling, general, and administrative expenses declined approximately 360 basis points as a percentage of revenues compared to the second quarter of 2007. This decrease is due to leverage on our corporate infrastructure against our rapidly-growing revenue base.

Finally, product development costs declined 30 basis points as a percentage of revenues, also contributing to the increase in operating margins.

On to income taxes, it is worth spending a minute explaining this line in the P&L. For the second quarter, taxes were 53% of pre-tax income, which clearly is high and is attributable to two factors.

First, our current GAAP tax rate estimate for the year is approximately 47%. This is higher than our normal statutory rate, which would be closer to 39%, because of the impact of permanent differences. These differences arise when expenses reduce book income but not taxable income.

Our second-quarter rate reflects these differences as well as an increase in the estimated annual rate from 45% to 47% in the quarter. As our permanent differences decline in size relative to pre-tax income over time, the effective tax rate should also decline.

It is also worth noting that we had no tax expense in the second quarter of fiscal 2007. This is attributable to the timing of our net operating loss recognition and explains why net income for the second quarter of this year is down from last year even though pre-tax income doubled. It should also be noted that we will not pay significant taxes this year or next.

Our net operating losses as of December 31, 2007, were approximately $56 million.

The mid-December IPO and the resulting conversion of the preferred shares to common create a complex GAAP picture of net income per share. So it may be meaningful to look at it on a pro forma basis. On a pro forma basis, net income per share was $0.06. This is calculated by dividing net income of $1.4 million — which excludes the $1.4 million preferred dividend and the $5.6 million in preferred stock accretion — and dividing this by the weighted average number of common shares which would have been outstanding for the quarter if the preferred stock had converted to common for the entire quarter.

On this basis, the fully diluted weighted average number of common shares outstanding would have been approximately 24.2 million shares. The preferred stock did not convert to common until the IPO occurred in mid-December, which is why there are only 5.8 million weighted average common shares on a GAAP basis. On this basis, including the dividend and accretion, and using this 5.8 million share base, net loss per common share was $0.98.

As of December 31, 2007, there were 27.4 million common shares outstanding.

We ended the second quarter with $68.7 million in cash, reflecting the proceeds from the IPO in December and the concurrent private placement. Capital expenditures for the quarter were $8.3 million. This includes $1.8 million for student computers which are financed through capital leases; $1.9 million on property and equipment; and $4.6 million in additions to capitalized curriculum. This $4.6 million includes the purchase of the perpetual license for high school content that Ron discussed earlier.

As you can see, the positive momentum on the enrollments continues, and is translated into a good quarter from a financial perspective. We expect this momentum to continue.

Regarding guidance, our policy going forward will be to provide annual guidance once we know our enrollment levels for the first quarter in September, and to reaffirm our annual guidance on a quarterly basis. In general, this fits with our belief that the best way to think about our business is on a full-year basis, since our fiscal year coincides with the school year.

Since I know that some of you are interested in tracking our quarterly performance, I thought that it might be useful to highlight three factors which create seasonality in our financial statements. First, we recognize revenue related to our online school subscriptions and our student computers over the 10-month school year, which generally begins in either August or September. For these components of revenue, we tend to have less than three months of revenue in the first quarter and less than three months of revenue in the fourth quarter.

More than offsetting this impact in the first quarter, another significant component of our revenue comes from the physical learning materials we send to students when they enroll. We recognize this revenue at the time of shipment which, since most students enroll in the first quarter, tends to be in the first quarter. This explains why Q1 has historically been our highest revenue quarter.

A third factor which impacts our quarterly phasing is the timing of our marketing spend. Historically, the first and fourth quarters have been our biggest spending months, as we drive enrollments for the upcoming school years. Also, sequentially, and similar to last year, we expect to spend significantly more on marketing in the third quarter compared with the second, which will result in higher SG&A for the third quarter.

For the full-year fiscal 2008, we’re projecting revenues of $208 million to $212 million and operating income of between $9.8 million and $10.4 million. We estimate depreciation and amortization to be approximately $10 million to $10.5 million. Again, our estimated tax rate for the year is 47%.

Our projected capital expenditures for fiscal 2008 will be approximately $23 million to $27 million. Included in this figure are the student computer purchases, which account for 45% of the total and are financed with capital leases.

I hope that is helpful. That concludes my overview, and now I will turn it back over to Ron.

Ron Packard: Thank you, John. At this point, I will open the line for questions.

Operator: (OPERATOR INSTRUCTIONS) Amy Junker of Robert Baird.

Amy Junker: Good morning and congratulations on the first quarter as a public company. Just a quick question. And John, your comments were extremely helpful and we appreciate that.

Quickly on the seasonality, as we think of revenue going into the third and fourth quarter, typically we only — we don’t have that much quarterly data. But should we expect an uptick in revenue in the third versus second quarter? Is that typically what you see seasonally? And then a downtick in the fourth quarter, as there are fewer students enrolled?

Is that the right way to think about it? Or will we not necessarily see an uptick in the third?

John Baule: I think that is a pretty good way to think about it, Amy. The third quarter tends to tick up just a little bit over the second quarter. So Q2 and Q3 have pretty similar revenue profiles. Then as I mentioned, you see a drop in Q4 a little bit because of the seasonality in the less than a full quarter for the online school subscriptions.

Amy Junker: Okay, great. Could you share with us — I don’t know if this is something you’re going to provide, but what percentage of students you currently have enrolled in your high school program and how the kind of compares versus a year ago, and how you expect that to expand going forward?

John Baule: I think right now, approximately 13% of our students are high school students; and right now based on the most recent results, it is growing faster than the overall enrollment growth. Given the — I would expect that to continue.

Amy Junker: Okay, great. Then last question for me and I will hand it over. Can you also just disclose for us what the revenue contribution was from the consumer portion of the business? How much of a percentage of revenue that was in the quarter and perhaps versus last year.

John Baule: Roughly — last year it was similar. It’s [annually] in the $4 million to $5 million range. Relatively immaterial.

Amy Junker: $4 million to $5 million and still about the same? Okay, great. Thanks so much.

Operator: Sara Gubins of Merrill Lynch.

Sara Gubins: Good morning and I will add my congratulations on the quarter. I wanted to start off with enrollment trends. It was really pretty impressive that your enrollment grew sequentially from the first quarter to the second quarter, given that first quarter is a big Fall intake. I am wondering if you could give the some more color on what drove that.

And then how you’re thinking about enrollment for the second half of the year. If you would expect to see a drop-off at all just given sort of natural attrition, or if you think that there is more of an opportunity to add students throughout the year.

Ron Packard: I think — this is Ron. What drove that is we are seeing increased amount of referrals and enthusiasm in our customer base. So in year, when the school opens, we think a lot of people are basically telling their friends — this is great. And we’re seeing an enrollment spike because of that.

As mentioned, historically we have basically seen flat enrollment. We actually saw an uptick last year and we’re seeing an uptick this year.

It will wane off slightly in the fourth quarter, we think, just because you won’t have kids entering the school so much in April or May. But we’re very excited that that’s the second year in a row where we have actually seen enrollment tick up.

Sara Gubins: Great. Then in terms of revenue per student, I know you don’t think about that on a quarterly basis. But could you talk about what, on an annualized basis, how you’re thinking about the growth of revenue per student that is incorporated into your guidance?

John Baule: Generally, we haven’t changed what we had said before. We have typically seen 1% to 2% increase in the level of funding per student on a year-to-year basis; and we really haven’t changed that view at all.

Sara Gubins: I guess what I am wondering is if we would see effectively declines in quarterly revenue per student in the second half of the year, given that in the first half they were up pretty dramatically.

John Baule: I think I would really shy away from looking at quarterly revenue per student. Because it has a lot to do with the seasonality I mentioned, the different components, and the way we recognize that revenue. So I don’t even think it gives you a meaningful view on a quarter-by-quarter basis.

It is really kind of that annual number is really the only way I think you can look at it. I understand what you’re trying to do, but I think that is really the — you’ve got to just stick to that annual.

Sara Gubins: Okay, I guess — sorry one other question on that. Given the shift towards more managed schools this year, presumably we would expect to see revenue per student for the full year up more than the typical 1% to 2%. Is that fair?

John Baule: I think that is a fair statement, yes.

Sara Gubins: Okay. Then last question and I will turn it over, could you give us an update on the competitive environment?

Ron Packard: Sure. I think the environment is obviously in the high school space getting more competitive, as you have seen University of Phoenix and DeVry acquire companies and move into that space.

I think because of our leading position and the quality of our offering and the reputation, I think we still have a significant head start, and we’re quite confident we will be able to compete effectively with that.

But the high school space will get more competitive as we move forward. But I also believe the market is growing so rapidly there is room for more than one company in the space.

Sara Gubins: Great, thanks very much.

Operator: Kelly Flynn, Credit Suisse.

Kelly Flynn: Thanks. Good job on your first quarter out of the box. Sort of following up on Sara’s question about the revenue per student, etc., another way of thinking about this is that you exceeded consensus revenue by about $6 million in the quarter. But your revenue guidance, while raised, was not raised — well, while above consensus was not as much above consensus as the Q2 upside. Which implies sort of below consensus in the second half of the year.

I am wondering if you could give a little color on sort of your views on how conservative you like to be. Or is there something going on in the second half of the year that should prevent us from carrying the Q2 upside through to the rest of the year estimate?

John Baule: You know, one of the things we have kind of been saying consistently is generally we look at our first-quarter enrollment, and we have seen very steady enrollment patterns across the year, once we know that first-quarter number. I think until last year it had always been within a 1% range, usually kind of declining just slightly across the four quarters of the year.

Last year for the first time, we saw about a 3% increase in our 2007 average enrollment relative to our first-quarter average enrollment for that fiscal year. What we are seeing in Q2 is just a little bit of an uptick for the reasons Ron mentioned in the average enrollments for the second quarter relative to the first.

It’s just hard to predict. We tend to still look at the model as our first-quarter enrollments are more of our consistent pattern. It is hard to predict what is going to happen within the year on that base.

So I don’t think we’re being overly conservative or anything. I think we’re just trying to give you our best assessment.

Kelly Flynn: Are you trying to tell the consensus, which is all of the sell-side analysts, that the second-half numbers are too high? Or do you think we’re kind of nitpicking too much on your guidance?

John Baule: Yes, I think we’re sticking to our guidance for the $208 million to $212 million. I think whether that is $1 million one way or the other, it is a pretty small percentage change, so.

Kelly Flynn: All right, so switching gears, Ron, I appreciate you don’t like to opine on the likelihood of things occurring in new states, etc. But you have mentioned a couple times being quite pleased with the momentum of the concept, if you will.

Can you speak qualitatively about what you are seeing out there to give you the confidence to say that momentum is really building, outside of your own enrollment numbers? Is there any (multiple speakers) you can speak to?

Ron Packard: Well, I think there’s a couple things. As we — I visit new states and things like that, it is very different than it was years ago, in the sense that there is — a general attitude that everybody now knows that virtual education will be coming in the K through 12 space. It’s just a matter of when and how.

So increasingly over the years, I see a much more favorable attitude towards the concept as I move into new states and are overcoming a different set of barriers than we did originally.

I also think we are seeing, because we now have six years of academic results and customer satisfaction, even within the states we’re in you’re seeing a lot more momentum, where people now view this as a good public school option for your child, if their normal school option is not working for them.

Kelly Flynn: Okay, so you said new set of barriers, what would those be relative (multiple speakers)?

Ron Packard: No, I didn’t mean a new set of barriers. I didn’t mean there is something new that has been created. Those barriers have always existed. Just some of the original ones, like are we ever going to do virtual education, have more waned.

Kelly Flynn: All right, great. Then one final one on the competitive environment. You mentioned and we have seen that some of the post-secondary players are moving into the high school market.

Is there something about the high school market, in your view, that makes it more appealing that would explain why these folks are only limiting themselves to high school? Or do you think it’s just because they’re moving out of the college space and that is kind of the next closest area?

Ron Packard: I think the high school space is much closer to the post-secondary space than obviously K through 8 would be. The way you teach to a child who is in high school is probably not necessarily that different than how you would do materials in a course for children who are — or students who are in college.

When you can move down below that, the actual pedagogical approach differs significantly, so it’s a much bigger leap to make that jump. But certainly I am sure people could do it.

Kelly Flynn: Okay, thanks a lot.

Operator: Charles Kantor of Neuberger Berman.

Charles Kantor: Good morning, everyone. Let me just start by saying we very much like your approach to financial guidance and we’re confident that (technical difficulty) will provide you all with the flexibility to build a great company over the long term.

With that said, could you maybe elaborate on your international strategy? Specifically, are there any other countries outside of Dubai and the United Arab Emirates that are showing interest in your product?

Secondly, now that you are a public company, can you just describe employee morale and whether that’s changed at all or given you competitive advantages in the hiring of talent?

Ron Packard: Absolutely. With regard to the international, in addition to having the physical facility in Dubai, we currently now have a private school that we are opening that can take students from all over the globe and receive a U.S.-accredited education. We have already received enrollments in that school from multiple countries.

In addition to Dubai, we have been contacted by other countries in the Middle East, not only to actually do something similar to Dubai, but also potentially use some of our technology-based curriculum in the classroom. We are looking actively right not just in the Middle East but also in Asia, South America at the current time. We believe the international business could be as exciting as the U.S. business.

Going public has been a huge boost for the Company on several dimensions. First of all, just the employee morale — thank you for asking — has been fabulous. It created an enormous amount of excitement within K12, and people are really feeling part of something very special.

But as we go out and hire new people, the level of candidates we can now get, because we are an exciting high-growth public company, I think has stepped up significantly and recruiting is easier.

Additionally, I would add that I think being public has created a higher public awareness level within the customer base. That more people are now aware of virtual schooling and certainly a lot more people are aware of K12. I think that is a part of what has driven our enrollment growth up this year in season is that the publicity and the awareness because of the IPO process and being public is generating awareness in the customer, which we are very excited about. It makes our job easier.

So we are pretty excited about this, and it’s been a great thing for the Company.

Charles Kantor: Thank you.

Operator: Jeff Silber, BMO Capital Markets.

Jeff Silber: Thanks so much. I hate to ask another modeling question, but I’m going to anyhow. In terms of trying to model the back half of the year on the expense side, should we expect similar leveraging and deleveraging on the specific expense line items like we saw in the first half? Or will there be some different trends because of the seasonality in the business? Thanks.

John Baule: I think — great question, Jeff. I am like — honestly I’d stay away from quarters. But like I said in the seasonality, I think the profile of revenue in Q2 and Q3 is relatively similar. What will change is that we will undoubtedly spend more on marketing in Q3. And that will increase SG&A and drive down margins a little bit.

Then obviously then you can look to the full year and do the math. The full year is a $9.8 million to $10.4 million is where we expect to end up.

Jeff Silber: Okay, great, that’s helpful. In terms of the mixed enrollment intake coming up or the big one next Fall, and again it may be too early to ask this question. But how are enrollment trends relative to prior years in the existing states that you are in?

Ron Packard: It would be too early to know that at this moment in time. We have a better view of that four or five months from now. But at this time, it is too early to tell that.

Jeff Silber: Okay, just thought I would ask that anyhow. Then I have been reading in some of the trade press about certain states that have been using the online platform to expand their summer school penetration offering to students throughout the state. I am wondering if you are involved in any of that, or if you are thinking of being involved in something like that.

Ron Packard: We certainly are thinking about being involved in that. One of the reasons in high school that we have marched quickly and aggressively to have the highest quality courses and a complete library is because that will, by having the highest quality content, we believe we can be the preferred provider of things like credit recovery, summer school, individual course offerings in the high school level. So it’s absolutely something that is beginning to take hold here.

Jeff Silber: Okay, great. I appreciate the color. Thanks a lot.

Operator: (OPERATOR INSTRUCTIONS) Suzi Stein of Morgan Stanley.

Suzi Stein: Congratulations on the quarter. I have a couple of questions. First, John, can you just clarify the CapEx forecast? I know you said $23 million to $27 million. But I thought I read in the Q that it was $25 million to $35 million.

So are you just providing a better range within that guidance? Or your numbers just more updated?

John Baule: The $25 million to $35 million is over the next 12 months.

Suzi Stein: Okay.

John Baule: The $23 million to $27 million is for the fiscal year.

Suzi Stein: Great; then I misread it. Can you also give us some color on the school in Dubai? Just how does the funding work there, and I guess how easy was it for you to just transfer your courses from here to there?

Ron Packard: The school in Dubai is a private-pay model at this time. So tuition is meant to be paid by the customer itself. Because most of the students there, the curriculum is being delivered in English, it is for people who really are looking for U.S.-accredited education.

It wasn’t our hard to modify our offering for those markets. As we move into some more localization, and we have to go through translations of certain courses, then that will be a more extensive effort.

Suzi Stein: Okay, when can we expect to see some of this show up in the numbers?

Ron Packard: Some of what?

Suzi Stein: From international. When do you think this will get to a size where it will start to be noticeable in your numbers?

John Baule: Definitely not this year.

Ron Packard: Certainly not in this fiscal year. You will see some of it in the next fiscal year, whether it is — when you have a core business that is growing so rapidly, it is hard to predict exactly — in what is material. But we anticipate that business is going to grow rapidly. But I wouldn’t see a material effect this year and you probably won’t see a material effect next year.

Suzi Stein: Okay, and just one final question. Have you stepped up the marketing on the direct-to-consumer side at all? When can we expect to see that?

Ron Packard: We have not yet done that, but we are now looking at doing that. So you could see some of that in the near future.

Suzi Stein: Okay, great. Thank you.

Operator: This ends our Q&A session. I would now like to turn the call back over to Mr. Ron Packard. Please proceed.

Ron Packard: Great. I would like to thank all of you for attending this call. I would also like to remind everyone that we will be presenting at the Credit Suisse conference in Phoenix and the Baird conference in Boston at the end of February. I look forward to seeing some of you there and thank you all for your interest in the Company and the call.

Operator: Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect and have a great day.